EXHIBIT 2.4

LIMITED WAIVER OF FEES

UNDER THE OPERATING AGREEMENT

This Limited Waiver of Fees under the Operating Agreement, dated effective as of July 18, 2025 (this “Waiver”), is made by Iron Bridge Management Group, LLC, an Oregon limited liability company ( “Manager”) in favor of Iron Bridge Mortgage Fund, LLC, an Oregon limited liability company (“Iron Bridge”, together with Manager, the “Parties”, and each a “Party”).  The Parties hereby agree as follows:

1.

Pursuant to Section 8.2 of the Third Amended and Restated Operating Agreement of Iron Bridge, dated July 28, 2022, as amended by that certain First Amendment to the Third Amended and Restated Operating Agreement, dated November 25, 2024 (the “Operating Agreement”), Manager is entitled to a loan servicing fee equal to one-twelfth of 3% of the principal amount of each investment, payable monthly (i.e. 3% per year) (the “Loan Servicing Fee”).

2.	Manager acknowledges and agrees that from time to time, it may be appropriate to reduce the Loan Servicing Fee.

3.

Therefore, pursuant to Section 15.8 of the Operating Agreement, Manager hereby consents to receipt by Manager of a Loan Servicing Fee representing less than (but not to exceed) one-twelfth of 3% of the principal amount of each investment, payable monthly, as may be determined by Manager from time to time in its discretion, and in the event of such exercise in discretion, Manager waives its right to the full Loan Servicing Fee. For the avoidance of any doubt, in the absence of a reduction of the Loan Servicing Fee in Manager’s discretion, Manager shall continue to be entitled to receive the full Loan Servicing Fee.

4.	Except as expressly modified and amended by this Waiver, the Operating Agreement is and will remain in full force and effect according to its terms.

IN WITNESS WHEREOF, Iron Bridge and Manager have executed this Waiver or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

IRON BRIDGE MORTGAGE FUND, LLC

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Title:	Chief Executive Officer

IRON BRIDGE MANAGEMENT GROUP, LLC

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Title:	Member/Managing Director